Exhibit 3.2

SECOND AMENDMENT TO
AMENDED AND RESTATED BY-LAWS OF
GENCO SHIPPING & TRADING LIMITED

AS ADOPTED JULY 15, 2020

The Amended and Restated By-Laws of Genco Shipping & Trading Limited, a Marshall Islands corporation, are hereby amended as follows:

Section 1 of Article III of the By-Laws is hereby amended and restated to read as follows:

Section 1          Board of Directors:  The affairs, business, and property of the Corporation shall be managed by a Board of Directors.  Pursuant and subject to the provisions of Article H, Section (b) of the Second Amended and Restated Articles of Incorporation of the Corporation, as amended (the “Articles of Incorporation”), the number of directors constituting the Whole Board may be fixed from time to time by resolution of the Board.1  The Directors need not be residents of the Marshall Islands or shareholders of the Corporation.

1 The number of directors has been fixed at eight by resolution of the Board of Directors effective upon the effectiveness of the amendment of the Corporation’s charter, which occurred on July 15, 2020.